[Letterhead of Laurel Technologies]

March 23, 1995

Mr. John Nesbitt
West Virginia Air Center
2400 Aviation Way
Bridgeport, West Virginia 26330

Subject: Memorandum of Understanding

     Resultant from our meeting of March 22, the following contractual issues are agreed to between West Virginia Air and Laurel Technologies.

     Laurel Technologies will provide fabricating services In support of the C23B+ as follows:

                      FIRST ARTICLE ---$509,000 LOT CHARGE

     19 additional ship sets at $80,000 per set. (This is referred to as "Block 1") 8 additional ship sets at $78,000 each.

     In consideration that advance funding has been paid against work in process already completed, Laurel Technologies will issue a credit in the amount of $7,600 for each ship set delivered beginning with sets 2 through 20. This credit will be reflected each time an invoice is submitted.

     The delivery schedule is to build one complete ship set per month beginning in April, 1995, increasing to two ship sets starting in the month of July. The rate of two sets per month will continue until a total of 27 sets have been delivered plus the first article.

Memorandum of Understanding
March 23, 1995
Page 2

     This overview is submitted as a general understanding of the agreements reached on March 23, and the parties will execute a summary contract specifying the particulars including such items as tooling requirements, engineering support, and material delivery information by May 15, 1995.

     The agreement reached between the parties has established a working partnership between the two organizations.



/s/ JOHN J. DONNELLY                   /s/ JOHN NESBITT
John J. Donnelly                       John Nesbitt
President, Laurel Technologies         General Manager, West Virginia Air Center